EX-FILING FEES

Calculation of Filing Fee Tables

S-3
(Form Type)

Kimbell Royalty Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid (Primary)	Limited Partnership Interests	Common Units representing limited partner interests	–	–		–		–		–	–		–	–	–	–
	Limited Partnership Interests	Preferred Units representing limited partner interests	–	–		–		–		–	–		–	–	–	–
	Limited Partnership Interests	Partnership Securities representing limited partner interests	–	–		–		–		–	–		–	–	–	–
	Other	Warrants	–	–		–		–		–	–		–	–	–	–
	Other	Rights	–	–		–		–		–	–		–	–	–	–
Fees to Be Paid (Secondary)	Limited Partnership Interests	Common Units representing limited partner interests	457(c)	10,226,079	(1)	–	(2)	$171,798,127	(3)	0.0001102	$18,932.15	(4)	–	–	–	–
Fees Previously Paid	–	–	–	–		–		–		–	–		–	–	–	–
Carry Forward Securities
Carry Forward Securities (Primary)	Limited Partnership Interests	Unallocated (Universal) Shelf	415(a)(6)	–				$125,378,250.00	(5)				Form S-3	333-238330	May 29, 2020	$38,940.00
Carry Forward Securities (Secondary)	Limited Partnership Interests	Common Units representing limited partner interests	415(a)(6)	165,323			(2)	$2,364,118.90	(6)				Form S-3	333-236341	March 10, 2020	$4,026.62
Carry Forward Securities (Secondary)	Limited Partnership Interests	Common Units representing limited partner interests	415(a)(6)	5,382,489			(2)	$87,949,870.26	(6)				Form S-3	333-229417	March 21, 2019	$12,872.65
Carry Forward Securities (Secondary)	Limited Partnership Interests	Common Units representing limited partner interests	415(a)(6)	1,068,472			(2)	$23,933,772.80	(6)				Form S-3	333-226425	September 21, 2018	$44,470.05

	Total Offering Amounts							$411,424,139.16			$18,932.15
	Total Fees Previously Paid										–
	Total Fee Offsets										-
	Net Fee Due										$18,932.15

(1)	All of the common units representing limited partner interests in the registrant ("common units") are for the accounts of the selling unitholders named in the prospectus contained in the registration statement to which this exhibit is attached (the "2023 Registration Statement"). In addition, pursuant to Rule 416(a) under the Securities Act, the common units being registered for the selling unitholders include such indeterminate number of common units as may be issuable as a result of unit splits, unit dividends or similar transactions.
(2)	With respect to the offering of common units by the selling unitholders named herein, the proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average of the high and low sale prices for the common units on January 13, 2023, as reported on the New York Stock Exchange.
(4)	Calculated in accordance with Rule 457(c) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the amount of the maximum aggregate offering price, as specified in the fee table of the earlier filing, associated with the number of securities carried forward, pursuant to instruction 2(B)(iii) of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.